Exhibit 10.4

Executive Management Compensation Recapture Policy

Officers Subject to Recapture	This Recapture Policy is applicable to any Senior Vice President or Executive Vice President, Chief Operating Officer, or Chief Executive Officer who is eligible for participation in the Senior Executive Management Compensation Program.

Effective Date	Notwithstanding any other provision of this Recapture Policy, this policy shall not apply to Triggering Events that occur, or to compensation paid, prior to the date you execute and agree to the terms of this Executive Management Compensation Recapture Policy.

Triggering Event	The recapture will be triggered if, at any time during the executive’s employment with Freddie Mac (or, under certain circumstances after termination of the executive’s employment, as described below), the Board provides the Notice Requirements set forth below and subsequently determines in good faith and notifies you in writing that any of the following (“Triggering Events”) occurred:

	1.	The executive has obtained a legally binding right to bonus or incentive payment based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

	2.	The executive’s employment with Freddie Mac is terminated for “cause” under subclauses (i) or (iii) as defined below or, within two years of the termination of the executive’s employment at Freddie Mac, the Board in good faith makes a determination that circumstances existed at the time of the executive’s termination that would have justified termination for cause under subclauses (i) or (iii) or the executive was later convicted of or pleaded nolo contendere to a felony committed before the termination date and such felony resulted in material business or reputational harm to Freddie Mac.

	3.	The executive’s employment with Freddie Mac is terminated for “cause” under subclause (ii) as defined below, or within two years of the termination of the executive’s employment at Freddie Mac, the Board makes a determination in good faith that circumstances existed at the time of the executive’s termination that would have justified a termination for cause under subclause (ii) as defined below and that actions of the executive resulted in material business or reputational harm to Freddie Mac.

In determining whether Triggering Event 2 has occurred, the Board will not consider any act or failure to act by the executive to be “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of Freddie Mac.

Definition of Cause	For purposes of this Recapture Policy, “cause” shall mean the occurrence of one or more of the following:

	(i)	The executive is convicted of or pleads nolo contendere to a charge of a felony;

	(ii)	In carrying out his duties, the executive engages in conduct that constitutes gross neglect or gross misconduct that is materially harmful to Freddie Mac; or,

	(iii)	Any willful misconduct on the executive’s part that is materially harmful to Freddie Mac.

In each case, “cause” shall not exist unless and until Freddie Mac shall have provided the Notice Requirements set forth below

Notice Requirements	The Board shall make a determination under this policy as to the occurrence of a Triggering Event, the existence of “cause”, or the amount of recapture only after first providing to the executive:

	(i)	reasonable notice setting forth Freddie Mac’s intention to make such a determination;

	(ii)	where remedial action is appropriate and feasible, a reasonable opportunity for the executive to take such action;

	(iii)	an opportunity for the executive, together with the executive’s counsel, to be heard before the Board; and a copy of a resolution duly adopted by a majority of the entire Board of Directors at a meeting of the Board of Directors called and held for such purpose finding that in the good faith opinion of the Board such determination is appropriate.

Recapture Period	1.	In the case of the first Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation (as defined below) paid to the Executive for up to two years prior to the Triggering Event.

	2.	In the case of the second Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation paid to the Executive for up to two years prior to the date that the executive is terminated or subsequent to the termination of employment.

	3.	In the case of the third Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation paid to the Executive at the time of termination of employment or subsequent to the date of termination.

Compensation Subject to Recapture	For purposes of this Recapture Policy, “Recapture Eligible Compensation” shall consist of the following:

	1.	In the case of the first Triggering Event, Recapture Eligible Compensation consists of Deferred Base Salary, Target Incentive Opportunity payments and any equity awards that vest after the Effective Date.

	2.	In the case of the second and third Triggering Events, Recapture Eligible Compensation consists of Deferred Base Salary, Target Incentive Opportunity payments, any equity awards that vest after the Effective Date and any severance benefits paid.

In the event that the executive is terminated for cause under any of the subclauses (i), (ii) or (iii) specified in the Definition of Cause above, the executive forfeits rights to any future payment of Deferred Base Salary, Target Incentive Opportunity payments, equity awards that vest after the Effective Date or severance benefits that might otherwise have been due pursuant to the terms of applicable plans or awards from the date of executive’s termination forward.

The foregoing recaptures shall occur notwithstanding the terms of any applicable plan, agreement or award to the contrary.

With respect to any recapture of compensation:

• A recapture of Deferred Base Salary, Target Incentive Opportunity payments, equity awards that vest after the Effective Date, or other cash paid, for such compensation that the Board determines in good faith is subject to repayment, would require the executive to repay the gross amount of the compensation previously paid. Additionally, any further obligation of Freddie Mac to make payments under such plans could be cancelled.
A recapture of equity awards that vest after the Effective Date, for such awards that the Board determines in good faith, would require the executive to forfeit the relevant shares. Additionally, any unvested and/or unexercised stock-based awards could be cancelled. As to any shares the executive has sold by the time of recapture, the recapture shall require the repayment of the net proceeds realized upon such sale.
Semi-Monthly Base Salary, and any remaining portion of a Conservatorship Retention Award that was approved prior to the adoption of this Recapture Policy are not subject to recapture.
The executive’s assets acquired prior to employment by Freddie Mac or acquired from sources other than Freddie Mac directly are not subject to recapture under this policy. The right to recapture is not retroactive prior to the date that the executive became subject to this policy.

Amount to be Recaptured	After providing the Notice Requirements, the Board has discretion to determine in good faith the appropriate amount required to be recaptured, if any, upon a Triggering Event, which is intended to be the compensation in excess of what Freddie Mac would have paid the executive had Freddie Mac taken into consideration the impact of the Triggering Event at the time such compensation was awarded.

Any disputes between the executive and Freddie Mac concerning the occurrence of a Triggering Event or the amount subject to recapture shall be determined exclusively in accordance with the substantive laws of the Commonwealth of Virginia, excluding provisions of the Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

This Recapture Policy does not affect any of FHFA’s authorities.

I agree to the terms of this Recapture Policy.

By:	Date:

Officer Title